                                                      Exhibit 4.5

                                   BIOMATRIX, INC.

                              1997 RESTRICTED STOCK PLAN



1.  Purposes of the Plan.

    The purposes of this 1997 Restricted Stock Plan of Biomatrix, Inc. (the "Company") are to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract, motivate, and retain key employees, directors, consultants and advisers of exceptional ability and to provide a means to encourage stock ownership and a proprietary interest in the Company to selected employees, directors, consultants and advisers of the Company upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend.

2.  Definitions.

    (a)  "Board" means the Board of Directors of the Company.

    (b) "Committee" means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board; provided, that the Board may at any time or from time to time determine to assume any or all of the functions of the Committee under the Plan or delegate any or all functions of the Committee to any other committee of the Board, and in such event, references herein to the "Committee" shall mean the Board acting in such capacity.

    (c) "Common Stock" means the authorized common stock, par value $0.0001 per share, of the Company.

    (d)  "Company" means Biomatrix, Inc.

    (e) "Participant" means any key employee, director, consultant, adviser or other person selected to receive a Restricted Stock Award pursuant to
Section 5 or any Permitted Transferee to whom Restricted Stock has been transferred in accordance with Section 7(e).

    (f) "Permitted Transferee" means any immediate family member of a person to whom a Restricted Stock Award is been granted pursuant to Section 5 or a trust maintained exclusively for the benefit of, or partnership all of the interests in which are held by, one or more of such immediate family members.

    (g) "Plan" means this 1997 Restricted Stock Plan as set forth herein and as amended and/or restated from time to time.

    (h) "Restricted Stock Award" means the grant or purchase, at a price determined by the Committee, of Common Stock which is nontransferable, except in accordance with Section 7(e), and subject to forfeiture until conditions of performance or continuing employment, directorship and/or consultancy, specified by the Committee, are met.

    (i) "Subsidiary" means any subsidiary corporation (as defined in Section 424 of the Internal Revenue Code) of the Company.

3.  Shares of Common Stock Subject to the Plan.

    (a) Subject to adjustment in accordance with the provisions of Section 3(c) and Section 6 of this Plan, the aggregate number of shares of Common Stock that may be granted or sold pursuant to Restricted Stock Awards under the Plan shall not exceed 500,000 shares.

    (b) The shares of Common Stock to be delivered under the Plan will be made available, at the discretion of the Committee, from authorized but unissued shares of Common Stock and/or from previously issued shares of Common Stock reacquired by the Company.

    (c) If shares covered by Restricted Stock Awards are forfeited, such number of shares will no longer be charged against the limitation provided in
Section 3(a) and may again be made subject to Restricted Stock Awards.

4.  Administration of the Plan.

    (a) The Plan will be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law). The captions of sections of the Plan are for reference only and will not affect the interpretation or construction of the Plan.

    (b) The Plan will be administered by the Committee, which shall consist of two or more persons. The Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee shall determine the persons to whom, and the time or times at which, Restricted Stock Awards may be granted and the number of shares subject to each Restricted Stock Award. The Committee also has authority (i) to interpret the Plan, (ii) to determine the terms and provisions of Restricted Stock Award agreements or instruments, and (iii) to make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

    (c) No member of the Committee will be liable for any action taken or determination made in good faith by the Committee or such member with respect to the Plan or any Restricted Stock Award under it.

5.  Terms and Conditions of Restricted Stock Awards.

    (a) The Committee shall determine and designate from time to time those persons who are to receive Restricted Stock Awards, and the number of shares covered by each Restricted Stock Award. Each Restricted Stock Award will be evidenced by a written agreement or instrument and may include any other terms and conditions consistent with the Plan, as the Committee may determine.

    (b) All shares of Common Stock subject to Restricted Stock Awards granted or sold pursuant to the Plan may be issued or transferred for such consideration (which may consist wholly of services) as the Committee may determine, and will be subject to the following conditions:

    (i) The shares may not be sold, transferred, or otherwise alienated or hypothecated, except to the Company, until the conditions imposed pursuant to subsection (c) of this Section 5 have been met or are removed, unless the Committee determines otherwise in accordance with Section 7(e).

    (ii) The Committee may provide in the agreement or instrument evidencing the grant of a Restricted Stock Award that the certificates representing shares subject to such Restricted Stock Award will be held in escrow by the Company until the conditions imposed pursuant to subsection (c) of this
Section 5 have been met or are removed.

    (iii) Each certificate representing shares subject to a Restricted Stock Award granted or sold pursuant to the Plan will bear a legend making appropriate reference to the restrictions imposed.

    (iv) The Committee may impose other conditions on any shares subject to Restricted Stock Awards granted or sold pursuant to the Plan as it may deem advisable, including without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange or securities quotations system upon which such shares or shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

    (c) Restricted Stock Awards shall be subject to forfeiture or repurchase at their initial purchase price until such time or times, and/or upon the achievement of such predetermined performance objectives, as shall be determined by the Committee and set forth in the agreement or instrument evidencing the Restricted Stock Award. In the event a holder of a Restricted Stock Award ceases to be an employee, director and/or consultant, as applicable, of the Company, all shares under the Restricted Stock Award that remain subject to restrictions at the time his or her employment, directorship and/or consulting relationship terminates will be returned to or repurchased by the Company at their initial price unless the Committee determines otherwise.

    (d) Subject to the provisions of subparagraphs (b) and (c) above, the holder will have all rights of a shareholder with respect to the shares covered by Restricted Stock Awards granted or sold, including the right to receive all dividends and other distributions paid or made with respect thereto; provided, however, that the Committee may require that he or she shall execute an irrevocable proxy or enter into a voting agreement with the Company as determined by the Committee for the purpose of granting the Company or its nominee the right to vote all shares that remain subject to restrictions under this Section 5 in the same proportions (for and against) as the outstanding voting shares of the Company that are not subject to such restrictions are voted by the other shareholders of the Company on any matter, unless the Committee determines otherwise.

6.  Adjustment Provisions.

    (a) All of the share numbers set forth in the Plan reflect the capital structure of the Company at the time of the effectiveness of the Plan. Subject to Section 6(b), if subsequent to such date the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment shall be made in (i) the maximum numbers and kinds of shares provided in Section 3 and (ii) the numbers and kinds of shares or other securities subject to the then outstanding Restricted Stock Awards.

    (b) Adjustments under this Section 6 will be made by the Committee in accordance with the terms of this Section 6. Any determination by the Committee as to what adjustments will be made and the extent thereof, so as to effectuate the intent of this Section 6, will be final, binding, and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

7.  General Provisions.

    (a) Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue as an employee or director of or as a consultant to the Company or any of its Subsidiaries or affect the right of the Company or any Subsidiary to terminate the employment, directorship and/or consultancy, as applicable, of any Participant at any time, with or without cause.

    (b) No shares of Common Stock will be issued or transferred pursuant to a Restricted Stock Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges or securities quotations systems upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant of a Restricted Stock Award, the Company may require the Participant to take any reasonable action to meet such requirements.

    (c) No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan, except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

    (d) Except as set forth in paragraph (e) below, no right under the Plan, contingent or otherwise, will be transferable or assignable or subject to any encumbrance, pledge, or charge of any nature.

    (e) The Committee may, upon the grant of a Restricted Stock Award or by amendment to any written agreement or instrument evidencing such Restricted Stock Award, provide that such Restricted Stock Award or the shares of Common Stock to which such Restricted stock Award relates be transferable by the person to whom such Restricted Stock Award was granted, without payment of consideration, to a Permitted Transferee of such person; provided, however, that no transfer of a Restricted Stock Award shall be valid unless first approved by the Committee, acting in its sole discretion.

    (f) The written agreements or instruments evidencing Restricted Stock Awards granted under the Plan may contain such other provisions as the Committee may deem advisable.

8.  Amendment and Termination.

    (a) The Board shall have the power, in its discretion, to amend, modify, suspend, or terminate the Plan at any time, subject to the rights of holders of outstanding Restricted Stock Awards on the date of such action, and to the approval of the stockholders of the Company if an amendment or modification is required by applicable law or regulation.

    (b) The Committee may, with the consent of a Participant, make such modifications in the terms and conditions of a Restricted Stock Award held by such Participant as it deems advisable.

    (c) No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair, or adversely affect any right or obligation under any Restricted Stock Award previously granted to such Participant under the Plan.

9.  Effective Date of Plan and Duration of Plan.

    The Plan became effective upon its adoption by the Board on February 17, 1997, subject to subsequent approval by the Company's stockholders. Unless previously terminated, the Plan will terminate on February 16, 2007.